Exhibit 99.1

[LOGO APPEARS HERE]

For Immediate Release

Contacts: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219	EURO RSCG Life NRP Mark Vincent (212) 845-4239

INSPIRE PHARMACEUTICALS LICENSES NOVEL GLAUCOMA TECHNOLOGY

- Addition of New Ophthalmic Program Enhances Pipeline -

DURHAM, NC – November 4, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced an agreement to license exclusively several patents from the Wisconsin Alumni Research Foundation (WARF) for use in developing and commercializing new therapeutics for treating glaucoma, a disease that affects an estimated 2.2 million people in the United States. These patents are based upon research conducted by Dr. Paul L. Kaufman, Professor and Chairman of Ophthalmology and Visual Sciences at the University of Wisconsin, and Dr. Benjamin Geiger, Professor of Molecular Cell and Tumor Biology, and Dean Of Biology at the Weizmann Institute of Science in Israel.

Under the terms of the agreement, Inspire will undertake the development of products that are covered by the licensed patents. As a result, Inspire will fund all further research, development, testing, regulatory filings and potential marketing activities related to any product developed from this license. Inspire will pay WARF potential milestone payments during the development process, including a one-time upfront payment, and royalties on sales of any regulatory approved product developed from this technology and covered by the associated patents. Inspire’s previous operating expense guidance for 2004 remains unchanged.

Commenting on this partnership, Dr. Kaufman said, “We are very pleased to be working with Inspire to advance treatment options for this debilitating disease. We pursued an agreement with Inspire for several reasons, including Inspire’s expertise and focus in ophthalmology, their ability to move a project effectively from discovery to commercialization, and their ability to marshal the necessary resources to make this promising program a success.” Professor Geiger added, “This long term collaboration provides an excellent example for the development of a basic research project into a potentially powerful drug.”

Dr. Kaufman is Professor and Chair of the Department of Ophthalmology and Visual Sciences at the University of Wisconsin-Madison. He is past President and current Executive Vice President of the Association for Research in Vision and Ophthalmology (ARVO), past President of the International Society for Eye Research (ISER), and has served on the United States National Advisory Eye Council and numerous foundation and corporate scientific advisory boards. He has had continuous research funding from the National Eye Institute (NEI) for 25 years, and has authored nearly 300 original scientific articles, 50 book chapters, and co-edited several textbooks.

Dr. Geiger is Professor and former chair of the Department of Molecular Cell Biology, former Dean of the Graduate School, and present Dean of the Faculty of Biology at the Weizmann Institute of Science in Rehovot, Israel. He is a world leader in the study of cell adhesion, cellular contractility and the cytoskeleton, and has authored or co-authored hundreds of publications in this area. His work has major implications in many fields of biomedicine, including cancer, cardiovascular disease, and ophthalmology.

Dr. Kaufman has worked for more than 30 years investigating the use of cytoskeleton-targeting drugs as potential glaucoma therapies, and teamed with Dr. Geiger approximately 10 years ago. Their approach targets an area in the front of the eye known technically as the trabecular meshwork. This tissue is responsible for the regulation of the clear liquid, or aqueous humor, which bathes and nourishes nearby tissues and is required for healthy eyesight. In the most common form of the disease, primary open angle glaucoma, the resistance of the trabecular meshwork to the drainage of aqueous humor from the eye is too high and causes pressure to build up inside the eye. The high intraocular pressure damages the optic nerve at the back of the eye, resulting in the eventual loss of vision. The cytoskeleton-targeting drugs being evaluated induce changes in the architecture of the trabecular meshwork, thereby reducing the resistance to fluid drainage from the eye, and thus reducing the intraocular pressure.

“Inspire is committed to being a key player in the field of ophthalmic pharmaceuticals,” said Christy L. Shaffer, Ph.D., Chief Executive Officer of Inspire. “This license broadens our pipeline beyond our core P2 receptor programs to an attractive therapeutic market that is highly synergistic with our current research and development, sales and marketing resources, and expertise. The patents are based upon a first-in-class, novel mechanism that targets the underlying cause of the disease. Building on Drs. Kaufman and Geiger’s extensive research, we plan to work rapidly to identify an optimal compound to advance into clinical development and are targeting 2006 for an Investigational New Drug (IND) filing with the Food and Drug Administration (FDA).”

Kim Brazzell, Ph.D., Senior Vice President of Ophthalmic Research and Development at Inspire said, “We are pleased to be working with Drs. Kaufman and Geiger on this exciting new program. If successful, this program could lead to a breakthrough in the treatment of glaucoma, as it would become the first pharmacologic treatment to target the trabecular meshwork and address the true pathophysiology of primary open angle glaucoma. Drs. Kaufman and Geiger have done substantial research in this area, having demonstrated preclinical efficacy of a number of model compounds and have published extensively on this approach in prominent peer reviewed journals.”

Drs. Kaufman and Geiger’s research focus has been on inhibitors of actomyosin contractility or actin microfilament assembly that can effectively relax and alter the shape of the cells and tissue architecture within the trabecular meshwork, working to improve the flow of aqueous humor out of the eye. These drugs act directly on the trabecular outflow pathway, which is the site of abnormal flow resistance in glaucoma. Currently available therapies are targeted at decreasing aqueous humor formation and/or increasing fluid drainage by uveoscleral outflow, which plays a lesser role in outflow dysfunction than does the trabecular meshwork.

Inspire’s ophthalmology franchise currently includes Elestat™, which was approved by the FDA for the prevention of itching associated with allergic conjunctivitis, and is being co-promoted by Inspire with Allergan, Inc. Additionally, Inspire co-promotes Restasis® with Allergan, which was approved by the FDA for the treatment of dry eye disease. The Company’s pipeline also includes diquafosol tetrasodium for the treatment of dry eye. Inspire received an approvable letter from the FDA in December 2003 for diquafosol and is conducting an additional Phase 3 clinical study on diquafosol. Additionally, INS37217 Ophthalmic is an investigational new drug under evaluation for the treatment of retinal diseases associated with pathological sub-retinal or intra-retinal accumulation of fluid.

Inspire will provide additional information on this new program during its quarterly earnings conference call scheduled for Thursday, November 4th at 10:00 AM ET (revised time). To access the conference call, U.S. participants may call (877) 780-2276. International participants may call (973) 582-2757. The call will be webcast live on Inspire’s website at www.inspirepharm.com.

About Glaucoma

Glaucoma is a group of diseases that can damage the eye’s optic nerve and result in vision loss and blindness. Glaucoma currently affects more than 2.2 million people in the United States and represents the largest market in ophthalmic pharmaceuticals with estimated annualized 2004 sales of $1.5 billion in the U.S. In the most common form of the disease, primary open angle glaucoma, patients exhibit elevated intraocular pressure within the eye that over time causes stress and damage to the optic nerve. There are no early symptoms of the disease, so it is primarily diagnosed during eye exams. As the disease progresses, a person with glaucoma may notice peripheral vision gradually failing. As the disease worsens, the field of vision narrows and blindness results. If diagnosed in early stages, glaucoma can be controlled and vision loss slowed or halted by various treatments, including medications, laser procedures and surgery. However, any vision lost to glaucoma cannot currently be restored. In general, glaucoma is more common in African Americans, Hispanics and with increasing age. As the U.S. population ages, the condition will likely become more prevalent.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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